Exhibit 99.1

News Release

Connecticut Water Service, Inc. Announces

Pricing of Common Stock Offering

Clinton, Connecticut, December 12, 2012 — Connecticut Water Service, Inc. (NASDAQ: CTWS) (the “Company”) announced today that it has priced a firm commitment underwritten public offering of 1,475,000 shares of the Company’s Common Stock at a purchase price of $29.25 per share for an aggregate gross offering amount of $43.1 million. The offering is expected to close on or about December 18, 2012, subject to customary closing conditions. The Company has also granted the underwriters a 30-day option to purchase up to 221,250 shares of Common Stock to cover over-allotments, if any.

Wells Fargo Securities is serving as sole book-runner for the offering. Baird, Janney Montgomery Scott, Boenning & Scattergood, Inc., Brean Capital and Ladenberg Thalmann & Co. Inc. are serving as co-managers for the offering.

The Company intends to use the net proceeds from this offering to reduce the balance of its short-term borrowings and for other general corporate purposes.

The securities described above are being offered by the Company pursuant to a “shelf” registration statement (including a prospectus) previously filed with and declared effective by the Securities and Exchange Commission (SEC) on July 26, 2012. A final prospectus supplement in connection with this offering and the accompanying prospectus may be obtained by sending a request to Wells Fargo Securities - Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York, 10152, telephone: (800) 326-5897 or email: cmclientsupport@wellsfargo.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Connecticut Water

Connecticut Water Service, Inc. provides regulated and unregulated water utility services in Connecticut and Maine through its operating water utility and unregulated subsidiaries. For additional information regarding Connecticut Water Service, Inc. visit our website at www.ctwater.com or call (860) 669-8636.

News media contacts:

David C. Benoit Vice President – Finance, Chief Financial Officer and Treasurer Connecticut Water Service, Inc. 93 West Main Street Clinton, CT 06413-1600 (860) 664-6030	Daniel J. Meaney, APR Director of Corporate Communications Connecticut Water Service, Inc. 93 West Main Street Clinton, CT 06413-1600 (860) 664-6016